UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.        )

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MAC-GRAY CORPORATION
(Name of Registrant as Specified In Its Charter)
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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 3, 2009

Dear Fellow Shareholder:

Mac-Gray Corporation's 2009 Annual Meeting of Shareholders will be held on Friday, May 8. Your vote at that event is critically important to the future of your investment in Mac-Gray. You will be asked to vote on two nominees for election to your Board of Directors.

PROTECT YOUR INVESTMENT BY RE-ELECTING MAC-GRAY'S DIRECTORS;
PLEASE VOTE THE ENCLOSED WHITE PROXY CARD TODAY!

A dissident shareholder group affiliated with Fairview Capital Investment Management has nominated two of its own handpicked individuals, including one of its own fund managers, in opposition to your incumbent directors. Your Board of Directors strongly urges you to support your Board and re-elect Stewart G. MacDonald and Christopher T. Jenny as directors by voting the enclosed WHITE proxy card by mail today.

MAC-GRAY HAS A STRONG, INDEPENDENT BOARD
THAT IS COMMITTED TO DELIVERING VALUE TO ALL SHAREHOLDERS

Mac-Gray's Board consists of diverse, independent directors whose depth of experience and expertise in a broad range of areas are fundamental to Mac-Gray's ongoing success – public company leadership, finance and accounting, investments and investment analysis, strategic planning, manufacturing, consumer products and services, and executive training and management.

In building its strong Board, the Company has shown a firm commitment to corporate governance and board independence. The Company's eight-member Board is comprised of seven independent members and Stewart G. MacDonald, the Company's Chairman and CEO. No other shareholder has a larger stake in Mac-Gray's success than Mr. MacDonald, who owns more than 15% of the Company's common stock.

Your Board is asking you to re-elect the following two directors at the 2009 Annual Meeting:

  •
  Stewart G. MacDonald, Mac-Gray's Chairman and Chief Executive Officer, who has been a member of the Board since 1983, has served the Company as Chairman since 1992 and has led the Company as CEO since 1995. He is a member of the family that founded Mac-Gray in 1927.

  •
  Christopher T. Jenny has been a member of the Board since July 2005. Mr. Jenny is Senior Partner with The Parthenon Group, a management consulting and investment firm. Prior to that, Mr. Jenny, who graduated summa cum laude and Phi Beta Kappa with a degree in Mathematics from Dartmouth College and an M.B.A. with high distinction from Harvard Business School, was a partner with Bain & Company, a global business strategy and consulting firm. Mr. Jenny serves on Mac-Gray's Compensation Committee.

Your Board respects the views and the opinions of all Mac-Gray shareholders and welcomes constructive dialogue. Your Board's Governance and Nominating Committee carefully considered the dissident group's director nominees and determined that neither of their candidates has the experience or qualifications of the Board's two nominees.

COMPANY HAS DELIVERED ON ITS GROWTH STRATEGY

Your Board and management team are committed to building long-term value for all shareholders. In the second half of 2003, Mac-Gray's Board asked Mr. MacDonald to develop a strategic plan aimed at creating a significantly larger platform for expanding its core laundry facilities management business. In an industry where economies of scale and market density are critical to success, Mac-Gray has steadily increased in size through a combination of 13 large and small acquisitions, as well as internally generated growth, to become the second largest laundry facilities contractor in the United States, with a national footprint that is now clearly established. During the five-year period since we launched our expansion with the first Web acquisition in January 2004, Mac-Gray's stock has outperformed the NYSE Composite Index, the Russell 2000 Index and the Dow Jones Industrial Average.

Your Board continually evaluates the strategic direction of Mac-Gray and how it will best position us to enhance shareholder value. This analysis includes frequent assessments of the Company's strategic direction, operational plans, capital structure and potential acquisitions. When we launched our expansion plan five years ago, we saw an opportunity to achieve significant economies of scale and market density, gain geographic diversity and capture market share in some highly fragmented markets. With the acquisition of ALC in April 2008, the footprint to establish these goals has largely been achieved. In fact, last year we passed on two large acquisition opportunities because neither would have improved our operational and marketing density or efficiency and were therefore overpriced.

We plan to continue to be prudent with our capital investments. The dissident group has recommended that Mac-Gray adopt a minimum internal rate of return (IRR) hurdle of 12% for new investments. In fact, Mac-Gray has long had a minimum hurdle rate of more than 12% for returns on capital expenditures and has increased the rate in each of the last three years. Our current minimum hurdle rate is 17%, though we expect our contracts to perform better than the minimum. The following chart shows the projected average IRR for all new and renewed contracts entered into for each of the years shown.

Projected Rate of Return on Capital Spending for
New and Renewed Contracts

During our five-year period of expansion, we also took advantage of our strong reputation and track record in the banking community to make all of our acquisitions with borrowed funds instead of common stock. The Company believes this strategy will enhance shareholder value by not having diluted existing shareholders.

In light of the turbulence and uncertainty in the nation's financial markets, we believe that using our strong cash flow to reduce Mac-Gray's debt leverage must be our first priority. The multiple acquisitions we have made need to be brought to their full potential. This will maximize our ability to generate free cash flow to reduce our considerable debt, and to ensure the strength of our core business.

In the first nine months after acquiring ALC for $116 million, we reduced our total funded debt by approximately $29 million, or 25% of the purchase price. At year-end 2008, we had $301 million in funded debt and we were in compliance with all financial covenants under our senior credit agreement and our senior notes.

Going forward, our priorities remain clear:

  •
  Continue to reduce funded debt, thereby improving debt leverage ratios and reducing interest expense;

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  Maintain capital expenditures at the irreducible levels needed to sustain the business (as previously disclosed, we expect this level to be between $32 million and $36 million for 2009);

  •
  Increase facilities management operating efficiencies in all markets, particularly the ones that have been influenced by acquisition activity in the past three years; and

  •
  Improve the profitability of individual laundry facilities management accounts that come up for contract renewal.

We firmly believe that adhering to this course of action will lead to the greatest value for shareholders, as the Company continues to reap the benefits of our expansion strategy.

WE BELIEVE THE DISSIDENT GROUP'S PROPOSED DIVIDEND STRATEGY
WOULD DESTROY SHAREHOLDER VALUE

In its December 5, 2007 letter to our Board, the dissident group requested that Mac-Gray consider adopting "a high dividend payout model" that "could return $19 million (approximately $1.45 per share) annually to shareholders." Mac-Gray's Board carefully evaluated the dividend strategy proposed by the dissident group and unanimously concluded that it is not in the best interests of the Company and all Mac-Gray shareholders, for the following reasons:

  •
  In light of today's tight credit markets and recessionary environment, conserving cash and reducing leverage have become key financial objectives for companies of every size in every industry. According to Standard & Poor's, 62 companies in the S&P 500 decreased their dividends in 2008 by an aggregate $40.6 billion and further dividend declines are expected in 2009. The dissident group's proposed dividend strategy could not have been made at a more inopportune time in 2007, and is even more ill-considered in the current environment.

  •
  In proposing a "low-growth, cash-generative financial profile" for the Company, we believe the dissident group is pursuing a short-term, self-serving scheme at the expense of all Mac-Gray shareholders. While the Company generates strong cash flow, we believe the most prudent use of cash at this time is debt reduction and the permanent capital expenditures required to sustain the core business. The Company's current bank credit agreement also tightly restricts the use of capital, a fact which the dissident group essentially ignored in their proposal.

  •
  Borrowing money to pay a dividend, when the Company considers itself more highly leveraged than currently desirable, is not sensible, and is unhealthy in the long run. Payment of any dividend will only delay the Company's ability to reduce its debt leverage.

  •
  The dissident group's proposed cash dividend strategy would impede Mac-Gray's proven operational model, which requires continual capital investment to generate the recurring revenues and cash flow that sustain the core business. Implementing their capital allocation strategy would result in an erosion of Mac-Gray's installed customer base and jeopardize the enterprise itself.

MAC-GRAY'S FUTURE IS BRIGHT,
POSITIONED TO HARVEST THE SUCCESS OF ITS EXPANSION PLAN

Unlike Fairview Capital, your Board and management team are not only committed to acting in the best interests of all Mac-Gray shareholders, but have a proven track record of having done so. We are working from a strategic industry perspective and not a third-party, short-term agenda. We understand what it takes to be successful in our core laundry facilities business. The Board has the experience to guide the Company through its next phase – strengthening the balance sheet and harvesting the benefits of our five-year expansion. In growing the business to more than $360 million in annual revenues, we have created a broad platform for success and positioned Mac-Gray as a formidable competitor within the markets where we operate. We are confident that our strategic direction of debt-reduction combined with increased operating efficiencies is the right path to choose for our Company and, more importantly, will deliver outstanding results for our shareholders.

On behalf of Mac-Gray's Board of Directors, we thank you for your continued support. We are committed to rewarding your trust in us.

Sincerely,

Stewart G. MacDonald Chairman of the Board and Chief Executive Officer	Thomas E. Bullock Chair, Governance & Nominating Committee

YOUR VOTE IS IMPORTANT
RE-ELECT YOUR DIRECTORS BY VOTING THE WHITE PROXY CARD TODAY

As a shareholder, your vote is important to us – regardless of how many or how few shares you may own. We value input from all of our shareholders. To vote your shares, please sign, date and return the enclosed WHITE proxy card by mailing it in the enclosed pre-addressed, stamped envelope. If you have any questions or need any assistance voting your shares, please contact MacKenzie Partners, which is assisting the Company in this matter, toll-free at (800) 322-2885 or proxy@mackenziepartners.com.

Important Information

In connection with the solicitation of proxies, on April 3, 2009, Mac-Gray Corporation filed a definitive proxy statement with the Securities and Exchange Commission (the "SEC") in connection with the Company's 2009 Annual Meeting. MAC-GRAY'S STOCKHOLDERS ARE STRONGLY ADVISED TO READ THE DEFINITIVE PROXY MATERIALS AND ANY OTHER RELEVANT SOLICITATION MATERIALS FILED BY MAC-GRAY WITH THE SEC BEFORE MAKING ANY VOTING OR INVESTMENT DECISION BECAUSE THESE DOCUMENTS CONTAIN IMPORTANT INFORMATION. The Company's proxy statement and any other materials filed by the Company with the SEC can be obtained free of charge at the SEC's web site at www.sec.gov. The Company's definitive proxy materials are also available for free from Mac-Gray Corporation at http://www.macgray.com/proxy, by writing to Mac-Gray Corporation, 404 Wyman Street, Suite 400, Waltham, MA 02451, Attention: Secretary, Linda A. Serafini, or by contacting MacKenzie Partners, Inc., by toll-free telephone at 800-322-2885 or by e-mail at proxy@mackenziepartners.com. The contents of the websites referenced above are not deemed to be incorporated by reference into the proxy statement.

Mac-Gray Corporation and its directors, nominees and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Mac-Gray in connection with the Company's 2009 Annual Meeting of Stockholders. Information concerning the interests of participants in the solicitation of proxies is included in the definitive proxy statement filed by Mac-Gray with the SEC on April 3, 2009 in connection with its 2009 Annual Meeting of Stockholders.

If you have any questions, require assistance with voting your WHITE proxy card, or need additional copies of the proxy materials, please contact:

105 Madison Avenue
New York, NY 10016

proxy@mackenziepartners.com

(212) 929-5500 (Call Collect)
Or
TOLL-FREE (800) 322-2885